EXHIBIT 99.1

PRESS RELEASE

MediCor Ltd.
Marc S. Sperberg
U.S. 702-932-4560, x308

For Immediate Release: September 28, 2006

MEDICOR TO PRESENT AT THE UBS GLOBAL LIFE SCIENCES CONFERENCE

LAS VEGAS, September 28, 2006 -- MediCor Ltd. (OTCBB: MDCR), a leading manufacturer and distributor of breast implants worldwide, today announced that Theodore R. Maloney, its Chief Executive Officer, will be presenting at the UBS Global Life Sciences Conference on Thursday, September 28, 2006 at 2:00 p.m., Eastern Daylight Time in New York, NY.  A copy of the slide presentation will be available on the Company’s website at the commencement of the presentation and will be archived on the Company’s website for 30 days following the presentation.

About MediCor Ltd.

MediCor was founded by Chairman of the Board Donald K. McGhan, the pioneer of the modern day breast implant industry.  The Company acquires, develops, manufactures and markets products for medical specialties in the aesthetic, plastic and reconstructive surgery and dermatology markets.  Products include surgically implantable prostheses for aesthetic, plastic and reconstructive surgery and scar management products.  Its products are sold worldwide to hospitals, surgery centers and physicians through various distributors and direct sales personnel.  MediCor’s strategy is to be the leading integrator of selected international medical device markets, technologies and businesses.  To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets.  MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights or distribution rights.

Forward-Looking Statements

Additional information about MediCor can be found on the Company’s website (http://www.medicorltd.com) and in MediCor’s Annual Report on Form 10-KSB for the year ended June 30, 2006 and subsequent quarterly reports, all of which are filed with the Securities and Exchange Commission and are available at the Securities and Exchange Commission’s website (http://www.sec.gov).